Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-159371 on Form S-4 of our report dated February 26, 2009, relating to the combined financial statements of the Merck/Schering-Plough Cholesterol Partnership appearing in the Annual Reports on Form 10-K of Merck & Co., Inc. and Schering-Plough Corporation for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
June 22, 2009